                                                                      EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE







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

                                                                      EXHIBIT 11


                       COMPUTATION OF EARNINGS PER SHARE

________________________________________________________________________________
________________________________________________________________________________

                                                YEARS ENDED DECEMBER 31,
                                          -------------------------------------
                                             1996         1995         1994
                                          -----------  -----------  -----------
EARNINGS PER SHARE OF COMMON STOCK
Net income applicable to common stock            $883         $814         $654
 (in millions)(a).......................  ===========  ===========  ===========
Average number of common shares            80,251,342   82,085,315   82,071,651
 outstanding(b).........................  ===========  ===========  ===========
Net income per share....................       $11.00        $9.92        $7.97
                                          ===========  ===========  ===========
----------

(a) After deduction of preferred stock dividends of $11 million for the years ended December 31, 1996, 1995 and 1994.

(b) Fully diluted earnings per share are not reported because the effect of potentially dilutive securities was not significant.


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